UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 17, 2006

Easton-Bell Sports, Inc.
(Exact Name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	333-123927 (Commission File Number)	20-1636283 (IRS Employer Identification Number)
7855 Haskell Avenue
Van Nuys, CA 91406
(Address of principal executive offices, including zip code)
(800) 347-3901
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.
SIGNATURES

ITEM 8.01. OTHER EVENTS.
          On November 17, 2006, EB Sports Corp., the indirect parent company of Easton-Bell Sports, Inc. (the “Company”) entered into a Credit Agreement with Wachovia Investment Holdings, LLC, as administrative agent for a group of lenders, pursuant to which EB Sports Corp. borrowed $175.0 million for the purpose of paying a dividend. The loan matures on May 1, 2012. The Credit Agreement imposes limitations on EB Sports Corp. and its direct and indirect subsidiaries to, among other things, incur additional indebtedness, make investments and loans, engage in certain mergers or other fundamental changes, dispose of assets, declare or pay dividends or make distributions, repurchase stock, prepay subordinated debt and enter into transactions with affiliates. The Credit Agreement contains events of default, including but not limited to nonpayment of principal, interest, fees or other amounts when due, failure to comply with certain provisions, cross-payment-default and cross-acceleration to certain indebtedness, dissolution, insolvency and bankruptcy events, and material judgments. Some of these events of default allow for grace periods and materiality concepts. Borrowings under the Credit Agreement bear interest at a rate per annum, reset semi-annually, equal to LIBOR plus 6.00% per annum. EB Sports Corp. has the option to pay interest either in cash or in-kind by adding such interest to principal. Borrowings under the Credit Agreement are not guaranteed by the Company or any of its subsidiaries and are senior unsecured obligations of EB Sports Corp.
          In connection with the Credit Agreement, the Board of Directors of EB Sports Corp. and the Board of Managers of Easton-Bell Sports, LLC (the parent company of EB Sports Corp.) approved:
          (1)      (a) a cash dividend upon the shares of the issued and outstanding capital stock of EB Sports Corp. in the aggregate amount equal to the net proceeds borrowed under the Credit Agreement after the payment of all related fees and expenses, which amount will equal approximately $171,500,000, and (b) the payment of certain transaction fees and expenses; and
          (2)      (a) a distribution to the members of Easton-Bell Sports, LLC in the aggregate amount equal to $171,500,000 less transaction fees and expenses, in accordance with the terms of its limited liability company agreement, and (b) the payment of certain transaction fees and expenses.
          As of November 17, 2006, EB Sports Corp. had total consolidated indebtedness of $655.0 million, of which $175.0 million consisted of borrowings under the Credit Agreement, $140.0 million consisted of the Company’s 8.375% senior subordinated notes due 2012, $333.3 million consisted of indebtedness under the term loan facility provided by the Company’s senior secured credit facility, $6.5 million consisted of indebtedness under the U.S. revolving credit facility provided by the Company’s senior secured credit facility and approximately $0.2 million consisted of capital lease obligations. In addition, as of November 17, 2006, the Company is able to borrow up to an additional $63.5 million under its U.S. revolving credit facility and Cdn $12.0 million under its Canadian revolving credit facility (less approximately $2.6 million of letters of credit that are outstanding).

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTON-BELL SPORTS, INC.
Date: November 24, 2006	By:	/s/ Mark Tripp
		Name:	Mark Tripp
		Title:	Chief Financial Officer